PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                       Dated April 2, 2004
                                                                 Rule 424(b)(3)

                                   $5,650,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------
                   .75% Exchangeable Notes due April 15, 2009
                   Exchangeable for Shares of Common Stock of
                    Computer Associates International, Inc.

Beginning May 8, 2004, you will be able to exchange your notes for a number of shares of Computer Associates common stock, subject to our right to call all of the notes on or after April 5, 2007.

o    The principal amount of each note is $1,000 and the issue price of each note is $1,150.

o We will pay interest at the rate of .75% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each April 15 and October 15, beginning October 15, 2004.

o    Beginning May 8, 2004 you will have the right to exchange each note for
     32.6889 shares of Computer Associates common stock. If you exchange your notes, we will have the right to deliver to you either the actual shares or the cash value of such shares. You will not be entitled to receive any accrued but unpaid interest on the notes upon an exchange.

     o If you exchange your notes, you must exchange at least 25 notes, equivalent to $25,000 in aggregate principal amount, at a time, except that you may exchange any number of notes if you are exchanging all of the notes that you hold.

o We have the right to call all of the notes on or after April 5, 2007. If we call the notes on any day from and including April 5, 2007 to and including the maturity date, we will pay to you the call price of $1,000, provided that if the value of 32.6889 shares of Computer Associates common stock based on the closing price on the trading day immediately prior to the call notice date is greater than the call price, we will instead deliver to you 32.6889 shares of Computer Associates common stock per note. You will not be entitled to receive any accrued but unpaid interest on the notes if we call the notes.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. You will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date only if we call the notes for shares of Computer Associates common stock rather than the $1,000 call price in cash.

o If you hold the notes to maturity, we will pay $1,000 per note to you on the maturity date.

o Computer Associates International, Inc. is not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

o    The notes will not be listed on any securities exchange.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-7.

                            -----------------------
                    PRICE 115% AND ACCRUED INTEREST, IF ANY
                            -----------------------

                                        Price to       Agent's      Proceeds to
                                         Public      Commissions      Company
                                       ----------    -----------    -----------
Per Note..............................     115%          N/A           115%
Total................................  $6,497,500        N/A        $6,497,500


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

Each note costs $1,150           We, Morgan Stanley, are offering our .75%
                                 Exchangeable Notes due April 15, 2009, which you may exchange for shares of common stock of Computer Associates International, Inc.
                                 beginning on May 8, 2004. We refer to Computer
                                 Associates International, Inc. as Computer
                                 Associates, and we refer to the common stock of Computer Associates as Computer Associates
                                 Stock. The principal amount of each note is $1,000 and the issue price of each note is $1,150.

..75% interest on the             We will pay interest on the notes, at the rate
principal amount                 of .75% per year on the $1,000 principal
                                 amount of each note, semi-annually on each April 15 and October 15, beginning October 15,
                                 2004, provided that accrued but unpaid
                                 interest will not be paid upon any exchange or our call of the notes.

You may exchange each            Beginning May 8, 2004, you may exchange each
note for 32.6889 shares          note for a number of shares of Computer
of Computer Associates Stock     Associates Stock equal to the exchange ratio.
                                 The exchange ratio is 32.6889 shares of
                                 Computer Associates Stock per note, subject to adjustment for certain corporate events relating to Computer Associates.

How to exchange your notes       When you exchange your notes, our affiliate
                                 Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Computer
                                 Associates Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                                 To exchange a note on any day, you must
                                 instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                 o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                 o deliver your Official Notice of Exchange to us before 11:00 a.m. (New York City time) on that day; and

                                 o  deliver your note certificate to JPMorgan
                                    Chase Bank (formerly known as The Chase
                                    Manhattan Bank), as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                                 If you give us your Official Notice of
                                 Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

                                 You must exchange at least 25 notes
                                 (equivalent to $25,000 in aggregate principal amount) at a time, provided that you may exchange any number of notes if you are exchanging all of the notes that you hold.

                                 You will no longer be able to exchange your notes if we call the notes for the $1,000 call price in cash, as described below. If, however, we call the notes for shares of Computer Associates Stock rather than the $1,000 call price in cash, you will be able to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

We can choose to pay to you      At our option, on the third business day after
cash or Computer Associates      you fulfill all the conditions of your
Stock if you elect to exchange   exchange, we will either:
your notes
                                 o  deliver to you shares of Computer
                                    Associates Stock, or

                                 o  pay to you the cash value of such shares.

                                 We will not pay any accrued but unpaid
                                 interest if you elect to exchange your notes.

On or after April 5, 2007, we    We may call the notes for settlement on any
may call the notes for stock     day, which we refer to as the call date, from
or the $1,000 call price,        and including April 5, 2007 to and including
depending on the price of        the maturity date. If we call the notes, you
Computer Associates Stock        will not receive any accrued but unpaid
                                 interest on the call date.

                                 On the last trading day before the date of our call notice, the calculation agent will determine the value of the shares of Computer Associates Stock underlying each note based on the closing price on such day. We refer to that closing value as parity.

                                 If parity is less than the $1,000 call price, then we will pay the call price to you in cash on the call date specified in our notice. If we give notice that we will pay you the $1,000 call price in cash on the call date, which is less than the issue price of $1,150, you will no longer be able to exercise your exchange right.

                                 If, however, parity as so determined is equal to or greater than the call price of $1,000, then we will instead deliver on the call date specified in our notice shares of Computer Associates Stock at the exchange ratio. If on or after the date of our call notice Computer Associates Stock becomes subject to trading restrictions that restrict our or any of our affiliates' abilities to deliver Computer Associates Stock without registration, we will deliver the cash value of such shares, determined by the calculation agent on the third scheduled trading day prior to the call date. If parity on the last trading day prior to the date of our call notice is equal to or greater than the $1,000 call price, you will still have the right to exchange your notes on any day prior to the fifth scheduled trading day prior to the call date.

                                 Since the issue price of $1,150 is greater than the call price, it is possible that the shares you receive upon our call, or the cash value of those shares, may be worth less than the issue price.

                                 In addition, if we notify you that we are calling the notes for shares of Computer Associates Stock, the closing price of Computer Associates Stock may be lower on the call date than it was on the last trading day before the date of our call notice, in which case, the value of the Computer Associates Stock that you receive on the call date for each note may be less than the $1,000 call price and the principal amount of each note. Your continuing right to exercise your exchange right following our decision to call the notes for Computer Associates Stock allows you to shorten the period during which you are exposed to the risk that the price of Computer Associates Stock may decrease.

The notes may become             Following certain corporate events relating to
exchangeable into the            Computer Associates Stock, such as a
common stock of companies        stock-for-stock merger where Computer
other than Computer Associates   Associates is not the surviving entity, you
                                 will be entitled to receive the common stock of a successor corporation to Computer
                                 Associates upon an exchange or our call of the notes for shares rather than cash. Following certain other corporate events relating to Computer Associates Stock, such as a merger event where holders of Computer Associates
                                 Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Computer Associates
                                 Stock, you will be entitled to receive the common stock of three companies in the same industry group as Computer Associates in lieu of, or in addition to, Computer Associates
                                 Stock, upon an exchange or our call of the notes for shares rather than cash. In the event of such a corporate event, the exchange feature of the notes would be affected. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called "Description of
                                 Notes--Antidilution Adjustments." You should read this section in order to understand these and other adjustments that may be made to your notes.

Computer Associates Stock is     The closing price of Computer Associates Stock
currently $28.35 per share       on the New York Stock Exchange, Inc. on the
                                 date of this pricing supplement was $28.35.
                                 You can review the historical prices of
                                 Computer Associates Stock in the section of this pricing supplement called "Description of Notes--Historical Information."

Tax treatment                    There is no direct legal authority as to the
                                 proper tax treatment of the notes and
                                 consequently significant aspects of the tax treatment of the notes are uncertain. However, we intend to treat the notes as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                                 "Description of Notes-United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income.
                                 If the Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ.
                                 We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of Notes-United States Federal Income
                                 Taxation" and the sections called "United
                                 States Federal

                                 Taxation-Notes-Optionally Exchangeable Notes" and "United States Federal Taxation-Backup Withholding" in the accompanying prospectus supplement. You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

The notes are not listed         The notes will not be listed on any securities
                                 exchange.

MS & Co. will be the             We have appointed our affiliate MS & Co. to
Calculation Agent                act as calculation agent for JPMorgan Chase
                                 Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the number of shares of Computer Associates Stock that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS
                                 & Co. will also adjust the exchange ratio for certain corporate events that could affect
                                 Computer Associates Stock and that we describe in the section of this pricing supplement called "Description of Notes--Antidilution
                                 Adjustments."

No affiliation with              Computer Associates is not an affiliate of
Computer Associates              ours and is not involved with this offering in
                                 any way. The obligations represented by the notes are obligations of Morgan Stanley and not of Computer Associates.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series C medium-term note program. You can
                                 find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Exchangeable Notes."

                                 Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Because the issue price is       Although the issue price of each note is
greater than the par amount      $1,150, the call price is equal to $1,000, the
of the notes, the return on      par amount of each note. Accordingly, if you
your investment may be less      do not exchange the notes and we do not call
than your initial investment     the notes, at maturity you will receive only
                                 $1,000 for each note, which is less than the issue price of $1,150 per note.

                                 In addition, if we call the notes, and
                                 Computer Associates Stock at the exchange ratio is less than $1,150, you may receive up to $150 less than your initial investment in each note.

Yield to maturity less than      These notes pay interest at the rate of .75%
interest on ordinary notes       of the principal amount per year. This
                                 interest rate is lower than the interest rate that we would pay on non- exchangeable senior notes maturing at the same time as the notes.
                                 If you exchange your notes or we call the notes, you will not receive any accrued but unpaid interest upon such exchange or call.

The notes will not be listed     The notes will not be listed on any securities
                                 exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

Market price of the notes        Several factors, many of which are beyond our
may be influenced by many        control, will influence the value of the
unpredictable factors            notes, including:

                                 o  the market price of Computer Associates
                                    Stock

                                 o the volatility (frequency and magnitude of changes in price) of Computer Associates Stock

                                 o  geopolitical conditions and economic,
                                    financial, political, regulatory or
                                    judicial events that affect stock markets generally and which may affect the market price of Computer Associates Stock

                                 o  interest and yield rates in the market

                                 o  the dividend rate on Computer Associates
                                    Stock

                                 o  the time remaining until (1) you can
                                    exchange your notes for Computer Associates
                                    Stock, (2) we can call the notes (which can be on or after April 5, 2007) and (3) the notes mature

                                 o  our creditworthiness

                                 o the occurrence of certain events affecting Computer Associates that may or may not require an adjustment to the exchange ratio

                                 These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the closing price of Computer Associates Stock is at, below or not sufficiently above the price of Computer Associates Stock at pricing.

                                 You cannot predict the future performance of Computer Associates Stock based on its historical performance.

Following our notice of a        In the event that we call the notes for shares
call of the notes, the price     of Computer Associates Stock, the closing
of Computer Associates Stock     price of Computer Associates Stock may be
may decline prior to the call    lower on the call date than it was on the last
date                             trading day before the date of our call
                                 notice. As a result, it is possible that the value of the Computer Associates Stock that you receive on the call date for each note may be less than the $1,000 call price.

Following our call of the        If, after we have notified you that we are
notes for shares of              calling the notes for shares of Computer
Computer Associates Stock,       Associates Stock, Computer Associates Stock
we may deliver the cash          becomes subject to trading restrictions that
value of such shares             restrict our or any of our affiliates'
                                 abilities to deliver Computer Associates Stock without registration, we will deliver to you on the call date the cash value of such shares of Computer Associates Stock, determined by the calculation agent based on the closing price of Computer Associates Stock on the third scheduled trading day prior to the call date, rather than shares of Computer
                                 Associates Stock.

Morgan Stanley is not            Computer Associates is not an affiliate of
affiliated with Computer         ours and is not involved with this offering in
Associates                       any way. Consequently, we have no ability to
                                 control the actions of Computer Associates, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. Computer Associates has no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Computer Associates.

Morgan Stanley may engage        We or our affiliates may presently or from
in business with or involving    time to time engage in business with Computer
Computer Associates              Associates without regard to your interests,
without regard to your           including extending loans to, or making equity
interests                        investments in, Computer Associates or
                                 providing advisory services to Computer
                                 Associates, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non- public information about Computer
                                 Associates. Neither we nor any of our
                                 affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Computer Associates. These research reports may or may not recommend that investors buy or hold Computer Associates
                                 Stock.

You have no shareholder          Investing in the notes is not equivalent to
rights                           investing in Computer Associates Stock. As an
                                 investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Computer Associates
                                 Stock.

The notes may become             Following certain corporate events relating to
exchangeable into the            Computer Associates Stock, such as a merger
common stock of companies        event where holders of Computer Associates
other than Computer              Stock would receive all or a substantial
Associates                       portion of their consideration in cash or a
                                 significant cash dividend or distribution of property with respect to Computer Associates
                                 Stock, you will be entitled to receive the common stock of three companies in the same industry group as Computer Associates in lieu of, or in addition to, Computer Associates
                                 Stock, upon an exchange or our call of the notes for shares rather than cash. Following certain other corporate events, such as a stock-for-stock merger where Computer
                                 Associates is not the surviving entity, you will be entitled to receive the common stock of a successor corporation to Computer
                                 Associates upon an exchange or our call of the notes for shares rather than cash. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called
                                 "Description of Notes--Antidilution
                                 Adjustments." The
                                 occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

The antidilution adjustments     MS & Co., as calculation agent, will adjust
the calculation agent is         the exchange ratio for certain events
required to make do not          affecting Computer Associates Stock, such as
cover every corporate event      stock splits and stock dividends, and certain
that could affect Computer       other corporate actions involving Computer
Associates Stock                 Associates, such as mergers. However, the
                                 calculation agent will not make an adjustment for every corporate event or every distribution that could affect Computer
                                 Associates Stock. For example, the calculation agent is not required to make any adjustments if Computer Associates or anyone else makes a partial tender offer or a partial exchange offer for Computer Associates Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Computer
                                 Associates Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events, but not with the aim of changing the relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests       Because the calculation agent, MS & Co., is
of the calculation agent and     our affiliate, the economic interests of the
its affiliates may influence     calculation agent and its affiliates may be
determinations                   adverse to your interests as an investor in
                                 the notes. MS& Co. will calculate how many shares of Computer Associates Stock or the equivalent cash amount you will receive in exchange for your notes and what adjustments should be made to the exchange ratio to reflect certain corporate and other events.
                                 Determinations made by MS & Co, in its
                                 capacity as calculation agent, including adjustments to the exchange ratio, may affect the payment to you upon an exchange or call or at maturity of the notes. See the section of this pricing supplement called "Description of Notes--Antidilution Adjustments."

Hedging and trading activity     MS & Co. and other affiliates of ours have
by the calculation agent and     carried out, and will continue to carry out,
its affiliates could             hedging activities related to the notes,
potentially affect the value     including trading in Computer Associates Stock
of the notes                     as well as in other instruments related to
                                 Computer Associates Stock. MS & Co. and some of our other subsidiaries also trade Computer
                                 Associates Stock and other financial
                                 instruments related to Computer Associates
                                 Stock on a regular basis as part of their general broker-dealer and other businesses.
                                 Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Computer Associates Stock and, therefore, the price at which Computer Associates Stock must trade before the Computer Associates Stock for which you may exchange each note will be worth as much as or more than the principal amount or issue price of each note. Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of Computer Associates Stock and, accordingly, the value of the Computer
                                 Associates Stock or the amount of cash you will receive upon an exchange or call or at maturity of the notes.

We intend to treat the notes     You should also consider the tax consequences
as contingent payment debt       of investing in the notes. There is no direct
instruments for U.S. federal     legal authority as to the proper tax treatment
income tax purposes              of the notes and consequently significant
                                 aspects of the tax treatment of the notes are uncertain. However, we intend to treat the notes as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of Notes-United
                                 States Federal Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though such yield will be higher than the yield provided by the interest actually paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including on the exercise of our call right), or at maturity, of the notes generally will be treated as ordinary income.
                                 If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of Notes-United
                                 States Federal Income Taxation" and the
                                 sections called "United States Federal
                                 Taxation-Notes-Optionally Exchangeable Notes" and "United States Federal Taxation-Backup
                                 Withholding" in the accompanying prospectus supplement.

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our .75% Exchangeable Notes due April 15, 2009 (Exchangeable for Shares of Common Stock of Computer Associates International, Inc.). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.....  $5,650,000

Maturity Date..................  April 15, 2009

Specified Currency.............  U.S. dollars

Issue Price....................  115%

Interest Rate..................  .75% per annum

Interest Payment Dates.........  Each April 15 and October 15, beginning
                                 October 15, 2004

Original Issue Date
(Settlement Date)..............  April 8, 2004

CUSIP Number...................  617446MQ9

Minimum Denominations..........  $1,000

Distribution at Maturity.......  On the Maturity Date, if the Notes have not been called, you will receive $1,000 in cash plus any accrued but unpaid interest in exchange for each Note as to which your Exchange Right has not been exercised.

Exchange Right.................  On any Exchange Date, you will be entitled, upon your

                                 o  completion and delivery to us and the
                                    Calculation Agent through your participant at The Depository Trust Company, which we refer to as DTC, of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. (New York City time) on such date and
                                 o  instruction to your broker or the
                                    participant through which you own your
                                    interest in the Notes to transfer your book entry interest in the Notes to the Trustee on our behalf on or before the Exchange Settlement Date (as defined below),

                                 to exchange each Note for a number of shares of Computer Associates Stock equal to the Exchange Ratio, as adjusted for corporate events relating to Computer Associates. See "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price (as defined below) as described under "--Morgan Stanley Call Right" below.

                                 Upon any exercise of your Exchange Right, you will not be entitled to receive any cash payment representing any accrued but unpaid interest. Consequently, if you exchange your Notes so that the Exchange Settlement Date occurs during the period from the close of business on a Record Date (as defined below) for the payment of interest and prior to the next succeeding Interest Payment Date, the

                                 Notes that you exchange must, as a condition to the delivery of Computer Associates Stock or cash to you, be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount of Notes that you exchange.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of Computer Associates Stock or pay an amount in cash equal to the Exchange Ratio times the Closing Price (as defined below) of Computer Associates Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such Computer Associates Stock. See "--Closing Price."

                                 We will, or will cause the Calculation Agent to, deliver such shares of Computer Associates Stock or cash to the Trustee for delivery to you on the third business day after the Exchange Date, upon delivery of your Notes to the Trustee. The "Exchange Settlement Date" will be the third business day after the Exchange Date, or, if later, the day on which your Notes are delivered to the Trustee.

                                 Since the Notes will be held only in book entry form, you may exercise your Exchange Right only by acting through your participant at DTC, the registered holder of the Notes. Accordingly, as a beneficial owner of Notes, if you desire to exchange all or any portion of your Notes you must instruct the participant through which you own your interest to exercise the Exchange Right on your behalf by forwarding the Official Notice of Exchange to us and the Calculation Agent as discussed above. In order to ensure that the instructions are received by us on a particular day, you must instruct the participant through which you own your interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of Notes you should consult the participant through which you own your interest for the relevant deadline. All instructions given to us by participants on your behalf relating to the right to exchange the Notes will be irrevocable. In addition, at the time instructions are given, you must direct the participant through which you own your interest to transfer its book entry interest in the related Notes, on DTC's records, to the Trustee on our behalf. See "Forms of Securities--Global Securities" in the accompanying prospectus.

Minimum Exchange...............  If you exercise your Exchange Right, you must exchange at least 25 Notes (equivalent to $25,000 in aggregate principal amount) at a time; provided that you may exchange any number of Notes if you are exchanging all of your Notes.

Record Date....................  The Record Date for each Interest Payment Date
                                 (other than the Maturity Date) will be the close of business on the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

No Fractional Shares...........  If upon any exchange or call of the Notes we deliver shares of Computer Associates Stock, we will pay cash in lieu of delivering any fractional share of Computer Associates Stock in an amount equal to the corresponding fractional Closing Price of Computer Associates Stock as determined by the Calculation Agent on the applicable

                                 Exchange Date or on the second Trading Day immediately preceding the Call Date.

Exchange Ratio.................  32.6889, subject to adjustment for certain corporate events relating to Computer
                                 Associates. See "--Antidilution Adjustments" below.

Exchange Date..................  Any Trading Day on which you have duly completed and delivered to us and the
                                 Calculation Agent, as described under
                                 "--Exchange Right" above, an official notice of exchange prior to 11:00 a.m., or if we receive it after 11:00 a.m., the next Trading Day; provided that such Trading Day falls during the period beginning May 8, 2004 and ending on the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to the Maturity Date, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Morgan Stanley Call Right" below, the Morgan Stanley Notice Date.

Morgan Stanley Call Right......  On or after April 5, 2007 to and including the
                                 Maturity Date, we may call the Notes, in whole but not in part, for mandatory exchange into Computer Associates Stock at the Exchange Ratio; provided that, if Parity (as defined below) on the Trading Day immediately preceding the Morgan Stanley Notice Date, as determined by the Calculation Agent, is less than the Call Price, we will pay the Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise your Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Computer Associates Stock or cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Computer Associates Stock or cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes following our exercise of the Morgan Stanley Call Right.

                                 Except in the case of a call for the cash Call Price as described above, until the fifth scheduled trading day prior to the Call Date, you will continue to be entitled to exchange the Notes and receive any amounts described under "--Exchange Right" above.

Call Date......................  The scheduled Trading Day on or after April 5,
                                 2007 or the Maturity Date (regardless of whether the Maturity Date is a scheduled Trading Day) as specified by us in our notice of mandatory exchange on which we will deliver shares of Computer Associates Stock or cash equal to the Call Price to you for mandatory exchange.

Morgan Stanley Notice Date.....  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Parity.........................  With respect to any Trading Day, an amount equal to the Exchange Ratio on such Trading
                                 Day times the Closing Price of Computer
                                 Associates Stock (and any other Exchange
                                 Property) on such Trading Day.

Subsequent Cash Payment........  If we have called the Notes in accordance with the Morgan Stanley Call Right (other than a call for the cash Call Price of $1,000 per

                                 Note), and on or after the Morgan Stanley
                                 Notice Date Computer Associates Stock becomes subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would restrict the ability of Morgan Stanley or any of its affiliates to deliver Computer Associates Stock without registration, as determined by the Calculation Agent in its sole discretion, we will, in lieu of shares of Computer Associates Stock equal to the Exchange Ratio, deliver on the Call Date the "Subsequent Cash Payment," which will be an amount of cash per Note equal to the value of the shares of Computer Associates Stock that would have been deliverable per Note on the Call Date based on the Closing Price of Computer Associates Stock and the Exchange Ratio, each determined by the Calculation Agent as of the third scheduled Trading Day prior to the Call Date.

                                 If we deliver the Subsequent Cash Payment following our exercise of the Morgan Stanley Call Right for the Notes in lieu of delivering Computer Associates Stock, we will provide to the Trustee notice of our election on the second scheduled Trading Day prior to the Call Date. The Subsequent Cash Payment will be delivered to you on the Call Date set forth by us in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you. You will not receive any accrued but unpaid interest on the Notes with the Subsequent Cash Payment.

Call Price.....................  $1,000 per Note

Closing Price..................  The Closing Price for one share of Computer
                                 Associates Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                 o if Computer Associates Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Computer Associates Stock (or any such other security) is listed or admitted to trading,

                                 o if Computer Associates Stock (or any such other security) is a security of the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                 o if Computer Associates Stock (or any such other security) is not listed or admitted to trading on any national securities exchange or a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                                 If Computer Associates Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Computer Associates Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Computer Associates Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Computer Associates Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day....................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note..............  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note...........................  Senior

Trustee........................  JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent for this Underwritten
Offering of Notes..............  MS & Co.

Calculation Agent..............  MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Closing Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments.......  The Exchange Ratio will be adjusted as follows:

                                 1. If Computer Associates Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Computer Associates Stock.

                                 2. If Computer Associates Stock is subject (i) to a stock dividend (issuance of additional shares of Computer Associates Stock) that is given ratably to all holders of shares of Computer Associates Stock or (ii) to a distribution of Computer Associates Stock as a result of the triggering of any provision of the corporate charter of Computer Associates, then once the dividend has become effective and Computer Associates Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Computer Associates Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Computer Associates Stock other than distributions described in paragraph 2 and clauses (i), (iv) and (v) of the first sentence of paragraph 4 and Extraordinary Dividends. "Extraordinary Dividend" means each of (a) the full amount per share of Computer Associates Stock of any cash dividend or special dividend or distribution that is identified by Computer Associates as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by Computer Associates as an extraordinary or special dividend or distribution) distributed per share of Computer Associates Stock over the immediately preceding cash dividend or other cash distribution, if any, per share of Computer Associates Stock that did not include an Extraordinary Dividend (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) if such distribution or excess portion of the dividend is more than 5% of the Closing Price of Computer Associates Stock on the Trading Day preceding the "ex-dividend date" (that is, the day on and after which transactions in Computer Associates Stock on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such Closing Price, the "Base Closing Price") and
                                 (c) the full cash value of any non-cash
                                 dividend or distribution per share of Computer Associates Stock (excluding Marketable Securities, as defined in paragraph 4 below). Subject to the following sentence, if any cash dividend or distribution of such other property with respect to Computer Associates Stock includes an Extraordinary Dividend, the Exchange Ratio with respect to Computer Associates Stock will be adjusted on the ex-dividend date so that the new Exchange Ratio will equal the product of (i) the prior Exchange Ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend. If any Extraordinary Dividend is at least 35% of the Base Closing Price, then, instead of adjusting the Exchange Ratio, upon any exchange or, if we call the Notes and Parity exceeds the principal amount per Note, upon our call of the Notes, the payment, upon an exchange or call of the Notes, will be determined as described in paragraph 4 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause
                                 (c)(ii) of paragraph 4 below. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on Computer Associates Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 4 below shall cause an adjustment to the Exchange Ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 4, as applicable.

                                 4. Any of the following shall constitute a Reorganization Event: (i) Computer Associates Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by Computer Associates, (ii) Computer Associates has been subject to any merger, combination or consolidation and is not the surviving entity,
                                 (iii) Computer Associates completes a
                                 statutory exchange of securities with another corporation (other than pursuant to clause
                                 (ii) above), (iv) Computer Associates is liquidated, (v) Computer Associates issues to all of its shareholders equity securities of an issuer other than Computer Associates (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "spinoff stock") or (vi) Computer Associates Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of Computer Associates Stock receive any equity security listed on a national securities exchange or traded on The Nasdaq National Market (a "Marketable Security"), other securities or other property, assets or cash (collectively "Exchange Property"), upon any exchange or upon our call of the Notes for shares of Computer Associates Stock, the payment with respect to the $1,000 principal amount of each Note following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) will be determined in accordance with the following:

                                    (a) if Computer Associates Stock continues to be outstanding, Computer Associates Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Exchange Ratio on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause
                                    (c)(i) below); and

                                    (b) for each Marketable Security received in such Reorganization Event (each a "New Stock"), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for Computer Associates Stock where Computer Associates is not the surviving entity, the number of shares of the New Stock received with respect to one share of Computer Associates Stock multiplied by the Exchange Ratio for Computer Associates Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the "New Stock Exchange Ratio"), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

                                    (c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the "Non-Stock Exchange Property"),

                                       (i) if the combined value of the amount
                                       of Non-Stock Exchange Property received
                                       per share of Computer Associates Stock,
                                       as determined by the Calculation Agent
                                       in its sole discretion on the effective
                                       date of such Reorganization Event (the
                                       "Non-Stock Exchange Property Value"), by holders of Computer Associates Stock is less than 25% of the Closing Price of Computer Associates Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of Computer Associates Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of Computer Associates Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio for Computer Associates Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of Computer Associates Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Exchange Ratio in subparagraph (a) above and/or the New Stock Exchange Ratio in subparagraph (b) above, as applicable, or

                                       (ii) if the Non-Stock Exchange Property
                                       Value is equal to or exceeds 25% of the
                                       Closing Price of Computer Associates
                                       Stock on the Trading Day immediately
                                       prior to the effective date relating to
                                       such Reorganization Event or, if
                                       Computer Associates Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a "Reference Basket Event"), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Exchange Ratio for Computer Associates Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The "Reference Basket Stocks" will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code ("SIC Code") as Computer Associates; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Notes with respect to such stock (a "Hedging Restriction"); provided further that, if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for Computer Associates. Each Reference Basket Stock will be assigned a Basket Stock Exchange Ratio equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Exchange Ratio for Computer Associates Stock on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

                                 Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 3 above or any Reorganization Event described in this paragraph 4, Parity on any Trading Day determined by the Calculation Agent upon any exchange, call or at maturity of the Notes with respect to the $1,000 principal amount of each Note will be an amount equal to:

                                    (x) if applicable, the Closing Price of
                                        Computer Associates Stock times the
                                        Exchange Ratio; and

                                    (y) if applicable, for each New Stock, the
                                        Closing Price of such New Stock times
                                        the New Stock Exchange Ratio for such
                                        New Stock; and

                                    (z) if applicable, for each Reference
                                        Basket Stock, the Closing Price of such
                                        Reference Basket Stock times the Basket
                                        Stock Exchange Ratio for such Reference
                                        Basket Stock.

                                 In each case, the applicable Exchange Ratio
                                 (including for this purpose, any New Stock
                                 Exchange Ratio or Basket Stock Exchange Ratio) will be determined, as applicable, upon any exchange, call or at maturity of the Notes.

                                 5. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of Computer Associates Stock, including, without limitation, a partial tender or exchange offer for Computer Associates Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Computer Associates Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

                                                  *     *    *

                                 For purposes of paragraph 4 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 Following the occurrence of any Reorganization Event referred to in paragraphs 3 or 4 above,
                                 (i) references to "Computer Associates Stock" under "--No Fractional Shares," "--Closing Price" and "--Market Disruption Event" shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to "Computer Associates Stock" shall be deemed to refer to the Exchange Property into which the Notes are thereafter exchangeable and references to a "share" or "shares" of Computer Associates Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Exchange Ratio(s) or Basket Stock Exchange Ratios resulting from any Reorganization Event described in paragraph 4 above or similar adjustment under paragraph 3 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                                 No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least .1% in the Exchange Ratio. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 3 or 4 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                 The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any investor in the Notes.

                                 If you exercise your Exchange Right and we elect to deliver Computer Associates Stock or if we call the Notes for Computer Associates Stock, the Calculation Agent will continue to make such adjustments until, but not beyond, the close of business on the Exchange Date or the third Trading Day prior to the Call Date, as applicable.

Market Disruption Event........  "Market Disruption Event" means, with respect to Computer Associates Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Computer
                                    Associates Stock on the primary market for Computer Associates Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Computer Associates Stock as a result of which the reported trading prices for Computer Associates Stock during the last one- half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Computer Associates Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Computer Associates Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Computer Associates Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Computer Associates Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default.  In case an event of default with respect to the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration; provided that, if (x) an investor in a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or
                                 (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration with respect to the principal amount of Notes (i) for which such Official Notice of Exchange has been duly submitted or
                                 (ii) that have been called shall be an amount in cash per Note exchanged or called equal to the Exchange Ratio times the Closing Price of Computer Associates Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that, if we have called the Notes for the cash Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price and shall not include any accrued and unpaid interest. See "--Call Price" above.

Computer Associates Stock;
Public Information.............  Computer Associates International, Inc. is a
                                 worldwide provider of solutions and services for the management of information technology infrastructure, business information and application development. Computer Associates Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Computer Associates pursuant to the Exchange Act can be located by reference to Commission file number 1-09247. In addition, information regarding Computer Associates may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Computer Associates Stock or other securities of Computer Associates. We have derived all disclosures contained in this pricing supplement regarding Computer Associates from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Computer Associates. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Computer Associates is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Computer Associates Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Computer Associates could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Computer Associates Stock.

                                 We and/or our affiliates may presently or from time to time engage in business with Computer Associates, including extending loans to, or making equity investments in, Computer Associates or providing advisory services to Computer Associates, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Computer Associates, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Computer Associates, and these reports may or may not recommend that investors buy or hold Computer Associates Stock. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Computer Associates as in your judgment is appropriate to make an informed decision with respect to an investment in Computer Associates Stock.

Historical Information.........  The following table sets forth the published high and low Closing Prices of Computer
                                 Associates Stock during 2001, 2002, 2003 and during 2004 through April 2, 2004. The Closing Price of Computer Associates Stock on April 2, 2004 was $28.35. We obtained the Closing Prices and other information listed below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of Computer Associates Stock as an indication of future performance. We cannot give any assurance that the price of Computer Associates Stock will increase sufficiently so that you will receive an amount in excess of the Issue Price or of the principal amount on any Exchange Date or Call Date.

                                 Computer Associates Stock     High      Low     Dividends
                                 -------------------------   -------   -------   ---------
                                 (CUSIP 204912109)
                                 2001
                                 First Quarter.............  $ 37.50   $ 18.38   $   -
                                 Second Quarter............    37.19     25.41      .04
                                 Third Quarter.............    36.00     22.70       -
                                 Fourth Quarter............    36.56     24.67      .04
                                 2002
                                 First Quarter.............    38.34     15.98       -
                                 Second Quarter............    21.80     15.62      .04
                                 Third Quarter.............    15.39      7.61       -
                                 Fourth Quarter............    16.10      9.03      .04
                                 2003
                                 First Quarter.............    15.87     12.50       -
                                 Second Quarter............    24.04     13.47      .04
                                 Third Quarter.............    27.47     22.07       -
                                 Fourth Quarter............    28.96     22.15      .04
                                 2004
                                 First Quarter.............    28.83     25.27       -
                                 Second Quarter (through
                                 April 2, 2004)............    28.35     27.69       -

                                 We make no representation as to the amount of dividends, if any, that Computer Associates will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on Computer Associates Stock.

Use of Proceeds and Hedging....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Notes through one or more of our subsidiaries. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in Computer Associates Stock. Such purchase activity could potentially have increased the price of Computer Associates Stock and, therefore, the price at which Computer Associates Stock must trade before you would receive an amount of Computer Associates Stock worth as much as or more than the principal amount or issue price of the Notes on any Exchange Date or Call Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Computer Associates Stock, options contracts on Computer Associates Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that we will not affect such price as a result of our hedging activities, and, therefore, adversely affect the value of the Computer Associates Stock or the amount of cash you will receive upon an exchange or call or at maturity of the Notes.

Supplemental Information
Concerning Plan of Distribution..Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. There will be no concession to other dealers. We expect to deliver the Notes against payment therefor in New York, New York on April 8, 2004. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Computer Associates Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Computer Associates Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance Companies..  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                                 In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Computer Associates Stock upon call or exchange of the Notes (other than in the case of a call of the Notes for the applicable cash Call Price or an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation.......................  The following summary is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of
                                 Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (e.g., taxpayers who are not U.S. Holders, as defined below, certain financial institutions, tax exempt organizations, dealers and certain traders in options or securities, partnerships or other entities classified as partnerships, or persons who hold a Note as part of a hedging transaction, straddle, conversion or other integrated transaction). Moreover, the effect of any applicable state, local or foreign law is not discussed.

                                 General

                                 We intend to treat the Notes for all tax purposes as "contingent payment debt instruments." Our treatment of the Notes as contingent payment debt instruments will be binding on investors in the Notes, unless an investor timely and explicitly discloses to the IRS that its treatment is different from ours. The treatment of the Notes as contingent payment debt instruments, however, is not binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain and no assurance can be given that the IRS or the courts will agree with the characterization described herein. If the IRS were successful in asserting an alternative characterization for the Notes, the timing and character of the income or loss with respect to the Notes may differ.

                                 If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment discussed above.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                 o  a citizen or resident of the United States;
                                 o a corporation created or organized in or under the laws of the United Sates or of any political subdivision thereof; or
                                 o  an estate or trust the income of which is
                                    subject to U.S. federal income taxation
                                    regardless of its source.

                                 We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation-Notes-Optionally Exchangeable
                                 Notes" and "United States Federal
                                 Taxation-Backup Withholding" in the
                                 accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                 Assuming the characterization of the Notes as set forth above, Tax Counsel believes the following U.S. federal income tax consequences should result.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that such yield will be higher than the yield provided by the interest actually paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, but will not be required to include separately in income the semi- annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange (including on the exercise of the Morgan Stanley Call Right), or at maturity, of the Notes will generally be treated as ordinary income.

                                 The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (the "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the comparable yield is an annual rate of 3.7738% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,150) consists of the semi-annual coupons and an additional amount equal to $1,346.3531 due at maturity.

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                               Dated: [On or after May 8, 2004]

Morgan Stanley                          Morgan Stanley & Co. Incorporated, as
1585 Broadway                             Calculation Agent
New York, New York 10036                1585 Broadway
                                        New York, New York 10036
                                        Fax No.: (212) 761-0674
                                        (Attn: Meghan Maloney)

Dear Sirs:

     The undersigned holder of the Global Medium-Term Notes, Series C, Senior Fixed Rate Notes, .75% Exchangeable Notes due April 15, 2009 (Exchangeable for Shares of Common Stock of Computer Associates International, Inc.) of Morgan Stanley (CUSIP No. 617446MQ9) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is on or after May 8, 2004 and is no later than the Trading Day prior to the earliest of (i) the fifth scheduled Trading Day prior to April 15, 2009, (ii) the fifth scheduled Trading Day prior to the Call Date and (iii) in the event of a call for the cash Call Price, the Morgan Stanley Notice Date, the Exchange Right as described in Pricing Supplement No. 56 dated April 2, 2004 (the "Pricing Supplement") to the Prospectus Supplement dated August 26, 2003 and the Prospectus dated August 26, 2003 related to Registration Statement No. 333-106789. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of common stock of Computer Associates International, Inc. or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date and (iii) the principal amount of Notes to be exchanged pursuant to this notice is equal to or greater than $25,000, unless the Notes identified for exchange hereby constitute the undersigned's entire holding of Notes.

     If the Exchange Settlement Date for this exchange falls after a Record Date and prior to the succeeding Interest Payment Date, the undersigned will deliver to the Trustee on the Exchange Settlement Date an amount of cash equal to the interest payable on the succeeding Interest Payment Date with respect to the principal amount of Notes to be exchanged. The amount of any such cash payment will be determined by the Calculation Agent and indicated in its acknowledgment of this Official Notice of Exchange.

                                            Very truly yours,


                                            ____________________________________
                                            [Name of Holder]

                                            By:_________________________________
                                               [Title]

                                            ____________________________________
                                            [Fax No.]

                                             $__________________________________
Receipt of the above Official                Principal Amount of Notes to be
Notice of Exchange is hereby acknowledged    surrendered for exchange
MORGAN STANLEY, as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:_________________________________
   Title:

Date and time of acknowledgment ___________

Accrued interest, if any, due upon surrender of the Notes for exchange: $_______